Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY:

Medallion Financial Corp. 437 Madison Avenue New York, New York 10022

Andrew M. Murstein, President Larry D. Hall, CFO 1-212-328-2100 1-877-MEDALLION	PublicRelations HarryZlokower/Dave Closs 1-212-447-9292

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL ANNOUNCES ACQUISITION OF $35,000,000 MEDALLION LOAN PORTFOLIO FROM BANCO POPULAR

SEPARATELY ALSO RECEIVES $13,500,000 SBA COMMITMENT

NEW YORK, N.Y., MARCH 9, 2006 — MEDALLION FINANCIAL CORP. (NASDAQ: TAXI), A SPECIALTY FINANCE COMPANY WITH A LEADING POSITION SERVICING THE TAXICAB INDUSTRY AND OTHER NICHE MARKETS IN SMALL BUSINESS AND CONSUMER LENDING, ANNOUNCED THAT IT HAS SIGNED A PURCHASE AGREEMENT TO ACQUIRE $35,000,000 OF BANCO POPULAR NORTH AMERICA’S NEW YORK TAXI MEDALLION LOAN PORTFOLIO. THE TRANSACTION WILL CLOSE WITHIN ONE WEEK, AND IS EXPECTED TO BE IMMEDIATELY ACCRETIVE TO THE COMPANY’S EARNINGS.

(more)

Medallion Financial Announces Loan Portfolio Acquisition, page 2

Andrew Murstein, President of Medallion stated, “We are very pleased with this transaction and it has been a pleasure to work with a first class organization like Banco Popular. Medallion loans have been a remarkable asset class to lend against with record prices topping $425,000 per medallion in New York. The average loan to value on the acquired portfolio is below 60%, and substantially all of the loans are floating rate loans. These loans will be primarily funded with our floating rate Merrill Lynch facility. We are happy to further solidify our position as the medallion lending market leader. With this acquisition, our medallion loan portfolio will increase by approximately 8%, from $450,000,000 to over $485,000,000. Our medallion portfolio is now the largest it has been in the history of our company, spanning over 60 years.”

Separately, the Company also announced that its wholly-owned subsidiary Medallion Capital, Inc. has received a $13.5 million commitment from the Small Business Administration (SBA). Upon fully drawing down this commitment, the Company as a whole will have over $90 million of SBA leverage outstanding. Larry Hall, Medallion’s Chief Financial Officer stated, “The SBA continues to be an attractive source for funding the growth of our commercial loan portfolio as we are able to borrow money from them for 10 years at rates tied to the ten year treasury rate.”

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services commercial and consumer loans in targeted niche industries. The Company and its subsidiaries have lent over $2 billion to its taxicab, commercial, and consumer customers.

Banco Popular North America, headquartered in Chicago, Illinois, is one of the largest community banks in the U.S. with 140 branches in six states: California, Florida, Illinois, New Jersey, New York and Texas. Its core businesses include retail and commercial banking services, as well as investment banking, mortgage and consumer lending, and

(more)

Medallion Financial Announces Loan Portfolio Acquisition, page 3 insurance. Banco Popular was named one of the “100 Best Companies to Work For” in 2005 by Fortune magazine and ranks among the top 10 Small Business Administration lenders in the country. Banco Popular North America is a subsidiary of Popular, Inc. (NASDAQ: BPOP). For more information about Banco Popular North America, visit the company’s Web site at www.bancopopular.com.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Investment Considerations,” in Medallion’s 2004 Annual Report on Form 10-K.